UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2019 (April 26, 2019)

Hancock Jaffe Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38325	33-0936180
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

70 Doppler

Irvine, California 92618

(Address of principal executive offices) (Zip Code)

(949) 261-2900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 5, 2019, Mr. Marc W. Robbins, a director of Hancock Jaffe Laboratories, Inc. (the “Company”), passed away from complications from chronic venous insufficiency. On April 30, 2019, the Company issued a press release from Robert Berman, the Company’s Chief Executive Officer stating, “It is ironic that Marc lost his life to the same disease that our VenoValve is being developed to address. Marc was big proponent of Hancock Jaffe and his unwavering support and sense of humor will be greatly missed. We will continue the fight against chronic venous insufficiency in Marc’s honor and we send our deepest sympathies to Marc’s wife Barbara and his entire family.” Mr. Robins was one of Hancock Jaffe’s three independent directors.” A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On April 26, 2019, the Company received written notice (the “Notice”) from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) indicating that, due to the untimely passing of Mr. Robbins, the Company is in non-compliance with Nasdaq Listing Rule 5605, which requires a majority of independent directors on the Company’s board of directors and a majority of independent directors on the Company’s audit committee of the board of directors (the “Independence Requirements”). The Company has until the earlier of (i) the Company’s next annual shareholders’ meeting, or (ii) April 7, 2020; to demonstrate compliance with the Independence Requirements. The Company has begun a search for a replacement independent director for Mr. Robbins and intends to timely submit evidence of its compliance with the Independence Requirements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release, dated April 30, 2019, issued by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK JAFFE LABORATORIES, INC.

Dated: April 30, 2019	/s/ Robert A. Berman
Robert A. Berman
Chief Executive Officer